                                                                     EXHIBIT XIV

                        FORM OF PROFIT SHARING AGREEMENT

                  PROFIT SHARING AGREEMENT (hereinafter referred to as this "Agreement"), dated as of July 24, 1997, by and among BLACKHAWK CAPITAL PARTNERS, a Texas general partnership (the "Managing Member"), and [NAME OF SPECIAL PARTICIPANT] (the "Special Participant").

                              W I T N E S S E T H:

                  WHEREAS, the Managing Member is the managing member of Blackhawk Investors, L.L.C, a Delaware limited liability company ("Blackhawk") that was formed for the purpose of acquiring certain securities of Geokinetics Inc. ("GEOK"), consisting of shares of the Common Stock, par value $0.20 per share (the "Common Stock"), certain shares of Series A Convertible Preferred Stock, and certain shares of Series B Convertible Preferred Stock, each par value $10.00 per share (collectively, the "Preferred Stock") and certain shadow warrants to acquire shares of Common Stock that are only exercisable to the extent that certain other warrants held by third parties are exercised (the "Shadow Warrants");

                  WHEREAS, pursuant to the terms of that certain Limited Liability Company Agreement of Blackhawk dated as of July 18, 1997 (as the same may be amended from time to time, the "LLC Agreement"), the Managing Member will be entitled to receive 25% of all distributions made by Blackhawk of cash and/or securities of GEOK to its Members, after the Members have received distributions of cash and/or securities equal to their capital contributions to Blackhawk plus the specified Priority Return thereon; and

                  WHEREAS, the parties hereto desire to provide for the sharing by the Managing Member with the Special Participant of a specified percentage of the net distributions to be received by the Managing Member under the LLC Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Adjusted Invested Capital" (with respect to each Member) means, at any time, the sum of all Capital Contributions made by such Member pursuant to Article III of the LLC Agreement less distributions previously made to that Member pursuant to Section 5.1 (ii) of the LLC Agreement.

                  "Agreement" means this agreement, as it may be amended from time to time.

                  "Allocation Percentage" means [     ]

                                                           Page 236 of 241 Pages







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                  "Available Cash Flow" means, with respect to any Fiscal Year or other period, the sum of all cash receipts of Blackhawk from any and all sources, less all cash disbursements (including loan repayments, capital improvements and replacements) and a reasonable allowance for reserves, contingencies and anticipated obligations as determined by the Managers.

                  "Capital Contribution" means, with respect to each Member, the total amount of money and fair market value of any property contributed to Blackhawk by such Member.

                  "Current Market Value" of any Security means the value of such security as of the date of distribution of same to the Managing Member (or, in the event such date is a holiday or other day which is not a business day, as of the next preceding business day), determined as follows: (i) a security which is listed on a recognized securities exchange or the National Market System will be valued at its last sales price or, if no sale occurred on such date, at the last "bid" price; (ii) a security which is traded on the Nasdaq Bulletin Board will be valued at its last sales price or, if no sale occurred on such date, at the last "bid" price; (iii) a security which is traded over-the-counter (other than on the National Market System or the Nasdaq Bulletin Board) will be valued at the last "bid" price; and (iv) all other securities will be valued on such date by the Managing Member at fair market value in such manner as it may reasonably determine.

                  "Distribution" means any distribution of Available Cash Flow (other than any distribution with respect to or on account of estimated taxes and withholding made under Section 5.2 of the LLC Agreement) or Securities under the LLC Agreement.

                  "Fiscal Year" means the fiscal year of Blackhawk as determined the Managers. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning and end of Blackhawk's term.

                  "GEOK" has the meaning set forth in the preambles.

                  "LLC Agreement" has the meaning set forth in the preambles.

                  "Managers" means the Managing Member or any other Persons who or which succeed the Managing Member or are added as Managers pursuant to the LLC Agreement.

                  "Members" means the members of Blackhawk signatory to the LLC Agreement.

                  "Net Proceeds" means cash or the Current Market Value of Securities, net of transaction costs and taxes (inclusive of income taxes imposed upon the Managing Member on account of any such Distribution) [and less any reimbursed expenses of the Managing Member], received or to be received by the Managing Member on account of a Distribution.

                  "Payout Amount" means such amount as shall equal the sum of all Capital Contributions made by the Members and the aggregate Priority Return.





                                       -2-                 Page 237 of 241 Pages





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                  "Person" means an individual, trust, estate, tax-exempt
entity, partnership, joint venture, association, company, corporation, limited liability company, government or agency thereof, or other entity.

                  "Priority Return" means, with respect to a Member, a sum equivalent to the Priority Return Rate, cumulative but not compounded (pro rated for any partial year), of the amount of the Adjusted Invested Capital of such Member from time to time, calculated from time to time during the period to which the Priority Return relates, commencing on the date the Member is admitted to Blackhawk.

                  "Priority Return Rate" means six percent (6%) per annum for the first one-year period to which the Priority Return Relates; nine percent (9%) for the second one-year period; twelve percent (12%) for the third one-year period; fifteen percent (15%) for the fourth one-year period; and eighteen percent (18%) for the fifth one-year period.

                  "Securities" means any shares of Common Stock or Preferred Stock of GEOK that may be distributed to the Members under the LLC Agreement.

                  Section 2. Sharing in Distributions. The Special Participant shall be entitled to the Allocation Percentage of the Net Proceeds of any and all Distributions made by Blackhawk to the Managing Member after the Members have received or been credited with receipt of the Payout Amount. The Managing Member shall make any payment due to the Special Participant in accordance with the Allocation Percentage within ten (10) business days after receipt of the applicable Distribution.

                  Section 3. Payment in Respect of Securities. Notwithstanding anything contained herein to the contrary, the Managing Member shall not be obligated to make any distribution to the Special Participant of any Securities that it may receive under the LLC Agreement. With respect to any Distribution that consists of Securities, the Managing Member, in its sole and absolute discretion, may elect to either (i) effect the sale of such securities in the open market and then distribute to the Special Participant the Allocation Percentage of the Net Proceeds of such sale of Securities or (ii) pay to the Special Participant an amount equal to the Special Participant's Allocation Percentage of Net Proceeds, in either case, in lieu of transferring Securities to such Special Participant.

                  Section 4. Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing or by telecopy, and shall be deemed to have been duly given when delivered by hand, or, if mailed, five (5) business days after deposit in the mail, with postage prepaid for first-class mail, or, when telecopied, when sent, and, regardless of method, addressed to the party at the address set forth below, or such other address as the party shall furnish to the other party in accordance with this section:

                  If to the Managing Member:





                                       -3-                 Page 238 of 241 Pages





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                  Blackhawk Capital Partners
                  c/o William R. Ziegler
                  Parson & Brown
                  666 Third Avenue, 9th Floor
                  New York, New York  10017
                  Telecopy No.: (212) 682-9112

                  If to the Special Participant:

                  [Name]
                  [Street Address]
                  [City, State, Zip]
                  Telecopy No.: (   )    -

                  Section 5. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if any such invalid or unenforceable provision or provisions had been omitted.

                  Section 6. Entire Agreement; Amendment and Waiver; Governing Law. (a) This Agreement contains the entire understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to its subject matter.

                  (b) No modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law or conflicts of law principles.

                  Section 7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       MANAGING MEMBER:

                                       BLACKHAWK CAPITAL PARTNERS




                                       By:
                                          ______________________________________
                                          William R. Ziegler, Partner




                                       -4-                 Page 239 of 241 Pages

                                       SPECIAL PARTICIPANT:



                                          ______________________________________
                                          [NAME]





                                       -5-                 Page 240 of 241 Pages

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                                                             EXHIBIT XIV (con't)

                        SCHEDULE OF SPECIAL PARTICIPANTS


                                            Indirect Percentage Interest            Allocation Percentage of
                                            in Total Distributions by               Distributions by Blackhawk
                                            Blackhawk Investors, LLC                to Blackhawk Capital
Name                                        ("Blackhawk") After Payout              Partners After Payout
----                                        ----------------------------            ---------------------------
Lawrence J. Goldstein                       .0037                                   .0148

Peter A. Hurwitz                            .0037                                   .0148

Michael A.M. Keehner                        .0037                                   .0148

Paul Majane                                 .0037                                   .0148

Mike L. Mullen                              .0037                                   .0148

Roy T. Oliver, Jr.                          .0037                                   .0148

Thomas H. O'Neill, Jr.                      .02023                                  .0809

Winston Partners, L.P.                      .001475                                 .0059

Winston Partners II LLC                     .001475                                 .0059

Winston Partners II LDC                     .00295                                  .0118

William R. Ziegler                          .00167                                  .0067


TOTALS:                                     .05                                     .20




                                                           Page 241 of 241 Pages